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                                                                  Exhibit 10.65

AMENDMENT ONE

This Amendment ("Amendment") is entered into as of April 20, 2002 between FUNIMATION PRODUCTIONS, LTD., a Texas limited partnership having its registered office at 6851 NE Loop 820, Suite 247, Fort Worth, Texas 76180 U.S.A. ("Licensor") and Infogrames, Inc, a Delaware corporation having its principal offices at 415 5th Avenue, New York, NY 10016, ("Licensee").

                              W I T N E S S E T H:

     WHEREAS, Licensor and Licensee entered into a Sublicense Agreement dated October 27, 1999 (the "Agreement"); and

     WHEREAS, both Licensee and Licensor are in agreement with respect to the terms and conditions upon which to enter into this Amendment to amend the Agreement;

     NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound, do hereby agree as follows:

1. Under the terms and conditions set forth herein, Licensee and its affiliates shall have the non-exclusive right to sublicense print and online strategy guides for Licensed Products to Prima Games, Inc., a division of Random House, of 3000 Lava Ridge Court, Roseville, CA 95661 (hereafter, "Prima").

2. Licensee shall insure, and hereby represents and warrants, that the terms of its sublicense agreement with Prima (the "Sublicense") shall bind Prima, in all material respects, to each and every applicable term, condition, and obligation of the Agreement (as amended by this Amendment) to the same extent that Licensee is bound thereby. Without in any way limiting the foregoing, Licensee shall use reasonable efforts to insure that Prima will not do or authorize any act which might in any way infringe upon, harm, or contest Toei Animation's or Licensor's respective rights in or to the Film, the Property, or the Protections, including without limitation diligently processing all materials submitted by Prima for approval and exercising rights and remedies under the Sublicense upon reasonable request by Toei Animation or Licensor.

3. Licensee shall contractually require that Prima shall adhere in all material respects to each and every applicable term, condition, and obligation of the Agreement and of this Amendment; Licensor hereby consents to disclosure by Licensee of all such terms to Prima in order to facilitate Prima's compliance therewith.

4. The Sublicense shall provide an acknowledgment by Prima that Licensor is an intended third party beneficiary thereunder, with the right to bring suit directly against Prima to enforce its rights.

5.   The terms of the Sublicense shall provide that:
     (a) with the understanding that additional products may be made available by future agreement between Licensee and Licensor, the products licensed thereunder shall be limited to one (1) strategy guide for each of the following games (each a "Sublicensed Product"): "Legacy of Goku" for the Gameboy Advance platform, and "Collectible Card Game" for the Gameboy Advance platform;
     (b)  Intentionally omitted;
     (c) the Sublicense shall, subject to the termination rights of Licensor, expire no later than April 1, 2005, provided, however, that Prima shall have a sell-off period during which it shall have the right to continue selling existing inventory for a period of six (6) months following termination, but further provided that the conditions, limitations, and restrictions applicable to Licensee's sell-off period under sub-paragraphs 11(a)-(b) of the Agreement shall be fully applicable to Prima;


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     (d)  sales, distribution, marketing, and promotion of Sublicensed Products shall be restricted to the United States (including the territories and possessions thereof), English-speaking Canada, Australia, New Zealand, and
South Africa;

     (e) Licensee shall, on a quarterly basis, provide to Licensor the same royalty statements regarding the Sublicensed Products which Prima provides to Licensee, and such statements shall not be, in form or substance, less detailed than the statements Licensee is required to provide to Licensor under the Agreement;

     (f) Licensor shall have the right to insert one (1) page of advertising material, with the Licensee's prior consultation, input and reasonable approval, into each Sublicensed Product at no cost to Licensor, provided that the design and placement (but not the content) of such material shall be subject to the reasonable approval of Prima;

     (g) any term in the Sublicense that conflicts with this Amendment or with the Agreement (as amended hereby) shall be null and void; and

     (h) Prima shall have the right to refer to each Sublicensed Product as the "Official Strategy Guide" with respect to the video game on which such Sublicensed Product is based (but only with respect thereto), provided that such reference shall not confer any exclusivity on Prima which is not expressly provided for elsewhere herein.

6. The Sublicense shall provide that Prima pay royalties to Licensee at a rate no less than twenty percent (20%) of Prima Net Sales (as defined below). All payments from Prima to Licensee related to the Sublicense and/or the Sublicensed Products (including without limitation the development thereof) shall be reported by Licensee to Licensor, and Licensee shall pay to Licensor fifty percent (50%) of all such payments or other consideration. The term "Prima Net Sales" as used in this paragraph shall mean all revenue collected and/or received by Prima from Prima's sale of copies of the Sublicensed Products, less actual returns and credits for bona fide volume discounts. No royalties will be paid on copies of the Sublicensed Products or authorized premium or promotional materials (if any), such as hint books or trading cards, given away free of charge to Licensee or the author, or for review, advertising, sample, sales promotion, or like purposes, or on remaindered copies of the Sublicensed Products, or on any copies sold at or below cost of goods; all such copies shall be excluded from the calculation of Net Sales. Nothing herein shall be construed as a grant of rights to Prima or Licensee to produce, sell, or distribute hint books or trading cards, or to sell or give away any Sublicensed Product at prices substantially below Prima's wholesale list prices or in any transaction which is not bona fide.

7. Licensee shall, subject to the provisions of Paragraph 9 of this Amendment, pay to Licensor a recoupable (but nonrefundable) advance (the "Advance") against future revenue as stated in Paragraph 6 above in the amount of twenty thousand dollars ($20,000). Such payment shall be due and payable thirty (30) days after the date that the first Sublicensed Product is first available for purchase by consumers.

8. The parties understand and agree that payments made hereunder from Licensee to Licensor shall be on an account wholly separate from any payments made with respect to Licensed Products under the Agreement, and that Licensee shall not, through payments hereunder, recoup any advances paid under the Agreement for Licensed Products. For the avoidance of doubt, Licensee shall be allowed to recoup advances paid for Sublicensed Products.

9. Licensee recognizes that there is a possible conflict regarding the Sublicensed Product based on the "Collectible Card Game" title, and Licensee agrees to attempt to resolve such conflict. Therefore, Licensee's rights with respect to such "Collectible Card Game" title are conditioned on Licensee obtaining all necessary strategy guide rights pursuant to its agreement with Donruss Playoff LP, and Licensee shall evidence the acquisition of such rights to Licensor's reasonable satisfaction before proceeding with distribution of any Sublicensed Product based on the "Collectible Card Game" title. In the event that Licensee is unable to obtain such rights and to evidence the acquisition of such rights to

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Licensor's reasonable satisfaction, then (a) Licensee hereby agrees, with full knowledge of such conflict, not to distribute Sublicensed Products based on the "Collectible Card Game" title and to fully indemnify and hold harmless Licensor from and against any and all claims by third parties arising from or relating to such conflict, provided that Licensor promptly notifies Licensee in writing of the claim and allows Licensee to control, and fully cooperates with Licensee in, the defense and all related settlement negotiations; and (b) Licensor agrees that notwithstanding anything herein to the contrary the amount of the Advance shall be ten thousand dollars ($10,000) rather than twenty thousand dollars ($20,000).

10. Capitalized terms used in this Amendment and not otherwise defined shall have the same meaning ascribed to them as set forth in the Agreement.

Except as amended herein, all of the other terms and conditions of the Agreement shall be in full force and effect. In the event of any inconsistency, incongruity or conflict, the terms and conditions of this document shall prevail.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

LICENSOR:

FUNIMATION PRODUCTIONS, LTD.,

a Texas limited partnership

By: /s/ Robert G. Brennan
    ____________________________

Name: Robert G. Brennan

Title: Director of Licensing


LICENSEE:

Infogrames, Inc.

a Delaware corporation

By: /s/ John Hurlbut 7/17/02
   ________________________

Name: John Hurlbut

Title: SVP, General Manager



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